FOR IMMEDIATE RELEASE
---------------------

                       ANTONE F. MOREIRA               DOUGLAS C. MEYER
                       -----------------               ----------------
                       Vice President, Treasurer       Vice President, Marketing
                       And Chief Financial Officer
                       (201) 902-9600                  (201) 902-9100

                 SYMS ANNOUNCES STORE CLOSING IN DOWNTOWN BOSTON

SECAUCUS, NEW JERSEY, NOVEMBER 1, 2000 - Syms Corp (NYSE:SYM), a leading retailer of off-price men's, women's and children's clothing, announced the closing of its Boston location effective October 29, 2000 as part of its continuing efforts to increase profitability. The store opened in Downtown Crossing on November 19, 1998. The Company stated that this location never performed up to expectations, especially when compared to its other successful urban locations in Manhattan and Chicago and has operated at a loss since inception. Antone Moreira, CFO, stated, "Syms Corp will take an extraordinary charge of approximately $10.5 million associated with closing costs in the third quarter ending November 25, 2000. But going forward, the closing should impact favorably on future profitability."

Syms Corp currently operates a chain of 46 "off-price" apparel stores located throughout the Northeastern and Middle Atlantic regions and in the Midwest, Southeast and Southwest. Each Syms store offers a broad range of first-quality, in-season merchandise bearing nationally recognized designer and brand-name labels.

Certain information on this press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to the Company that are based on the beliefs of the management of the Company, as well as assumptions made by and information currently available to the management of the Company. When used in this press release, the words "anticipate", "believe", "estimate", "expect", "intend", "plan" and similar expressions as they relate to the Company, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events, the outcome of which is subject to certain risks, including, among others, general economic and market conditions, decreased consumer demand for the Company's product, possible disruptions in the Company's computer or telephone systems, possible work stoppages, or increase in labor costs, effects of competition, possible disruptions or delays in the opening of new stores or inability to obtain suitable sites for new stores, higher than anticipated store closings or relocation costs, higher interest rates, unanticipated increases in merchandise or occupancy costs and other factors which may be outside the Company's control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described therein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.